                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement      [ ]   Confidential, for use of the
                                             Commission Only (as permitted by
[ ]   Definitive Proxy Statement             Rule 14a-6(e) (2))
[ ]   Definitive Additional Material
[ ]   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                International Lottery & Totalizator Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-16(i) (4) and 0-11

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                              2131 FARADAY AVENUE
                        CARLSBAD, CALIFORNIA 92008-7297

                           NOTICE OF SPECIAL MEETING

     TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

     A Special Meeting of Shareholders of International Lottery & Totalizator Systems, Inc. (the "Company") will be held at 3:00 p.m., Pacific Standard Time, on Wednesday, December 17, 1997 at the Company's corporate headquarters, 2131 Faraday Avenue, Carlsbad, California, for the following purposes:

          1. To approve an amendment to the Company's Articles of Incorporation to provide for the issuance of up to 20,000,000 shares of preferred stock, no par value, in one or more classes or series, having such rights, privileges, designations and preferences as may be determined from time to time by the Board of Directors.

          2. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on November 14, 1997 will be entitled to vote at the meeting. The transfer books will not be closed. The approximate date on which the proxy statement and form of proxy are first being sent or given to shareholders is November 19, 1997.

                                          By order of the Board of Directors,

                                          M. Mark Michalko
                                          President

November 19, 1997
Carlsbad, California

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                              2131 FARADAY AVENUE
                            CARLSBAD, CA 92008-7297

                                PROXY STATEMENT

     Proxies in the form enclosed with this statement are solicited by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held at the Company's headquarters, 2131 Faraday Avenue, Carlsbad, California, on December 17, 1997, including any adjournments or postponements thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person, and any holder giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be suspended if the holder is present at the meeting and elects to vote in person.

     The voting securities of the Company consist of shares of Common Stock, no par value ("Common Stock"), of which 18,027,548 shares are outstanding as of November 14, 1997. Only holders of Common Stock of record on the books of the Company at the close of business on November 14, 1997 (the "Record Date") will be entitled to vote at the meeting. Each such holder of Common Stock is entitled to one vote for each said share.

     Votes cast by proxy or in person at the Special Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Special Meeting. The inspector of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast." The affirmative vote of a majority of the shares of Common Stock outstanding is, however, required for approval of the proposed amendment to the Company's Articles of Incorporation. As a result, abstentions and "broker non-votes" on that proposal will have the same effect as negative votes.

     The approximate date on which the proxy statement and form of proxy are first being sent or given to shareholders is November 19, 1997.

     The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the shareholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company has retained the services of William F. Doring & Co. to assist in the solicitation of proxies at an estimated cost of approximately $5,000.

                                    PROPOSAL

                           AMENDMENT OF THE COMPANY'S
                           ARTICLES OF INCORPORATION

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Articles of Incorporation (the "Amendment") to authorize 20,000,000 shares of Preferred Stock, no par value (the "Preferred Stock").

     The additional Preferred Stock authorized under the Amendment may be issued by the Board of Directors from time to time in one or more series, with rights, preferences, privileges and restrictions designated by the Board without any further vote or action by the shareholders. The issuance of such Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Articles of Incorporation (the "Certificate of Amendment") with the Secretary of State of California. A copy of the Certificate of Amendment is set forth as Appendix A to this Proxy Statement and is incorporated herein by this reference.

     Other than the Financing (as described below) which would utilize only a small percentage of the shares of Preferred Stock to be authorized, at present the Board of Directors has no plans to issue additional shares of Preferred Stock that would be authorized under the Amendment. However, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further shareholder approval, for various purposes including, without limitation, raising capital, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The shares of Preferred Stock that would become available for issuance if the Amendment were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control of management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of Preferred Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Amendment has been prompted by business and financial considerations and not by the threat of hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that approval of the Amendment could facilitate future efforts by the Company to deter or prevent changes in control of the Company.

                               PROPOSED FINANCING

     The Company has been negotiating the issuance and sale of shares of Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") in a $5 million private placement (the "Financing"), on the terms and conditions outlined below.

     The purchaser in the Financing would be Berjaya Lottery Management (H.K.) Limited ("Berjaya") which owns approximately 36.6% of the Company's outstanding shares of Common Stock. Berjaya has three representatives on the Company's Board of Directors and Berjaya-affiliated lotteries are customers of the Company. The sale of Series A Preferred Stock in the Financing would be made as a private placement in reliance on Regulation D promulgated under the Securities Act 1933, as amended (the "Act"), which offers an exemption from the registration requirements under the Act, and would be consummated without further shareholder approval.

     Background. In order to strengthen the Company's financial resources and capabilities so that the Company could more favorably respond to lottery customers' requests for proposal, the Company decided in late 1996 to seek financing proposals and retained a financial adviser to assist in that process. Proposals for financing from banks and other financial institutions have been presented to the Company's Board of Directors, but all proposals were at high interest or dividend rates, conversion discounts and required substantial placement or commitment fees. Therefore the Board determined not to pursue any financing from the sources presented.

     As a result of the Company not having received an attractive financing proposal from another source, at the Company's request, Berjaya offered to provide financing to the Company. The Company has appointed a special committee of the Board of Directors comprised of directors not affiliated with Berjaya (the "Affiliations Committee") to evaluate the terms of any financing with Berjaya. The Affiliations Committee members are Messrs., Frederick A. Brunn, Board Chairman, Theodore A. Johnson and Martin J. O'Meara Jr., with Company President M. Mark Michalko as a non-voting committee member. The Affiliations Committee has reviewed and approved the Financing as currently proposed, including the terms of the Series A Preferred Stock described below.

     Terms of Series A Preferred Stock. The principal terms of the Financing, including the rights, preferences and privileges of the Series A Preferred Stock as currently proposed are described below.

Although the final terms of the Financing, including the rights, preferences and privileges of the Series A Preferred Stock, will be determined by final negotiations between the Affiliations Committee and Berjaya, the terms are not expected to differ in any material manner from the terms described below.

     General. Berjaya would purchase shares of Series A Preferred Stock for an aggregate purchase price of $5 million. The number of shares to be purchased and the per share purchase price would be based on the average of the final bid and asked price for the Company's Common Stock on NASDAQ on the date of issuance. Accordingly, based upon the current market price of the Company's Common Stock, only a small percentage of the 20,000,000 shares of authorized Preferred Stock would be issued to Berjaya in the Financing. If consummated, the Company intends to use the proceeds of the Financing for general corporate purposes relating to lottery projects the Company may choose to pursue.

     Redemption. Berjaya may require the Company to redeem shares of Series A Preferred Stock at any time after the sixth anniversary of the date of issuance at a redemption price equal to the purchase price of the shares to be redeemed, together with any accrued but unpaid dividends through the redemption date (the "Redemption Price"). The Company may redeem shares of Series A Preferred Stock at any time after the sixth anniversary of the date of issuance at the Redemption Price.

     Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive, prior and in preference to the holders of Common Stock, an amount equal to the purchase price for the Series A Preferred Stock, plus any cumulative but unpaid dividends. Thereafter, the remaining assets shall be distributed ratably to the holders of the Common Stock. A merger of the Company in which the Company is not the surviving entity or a sale of all or substantially all of the Company's assets shall be deemed to be a liquidation or winding up for purposes of this liquidation preference.

     Dividends. The Series A Preferred Stock would be entitled to a cumulative annual dividend of 8% (eight percent), payable quarterly on the 15th day of February, May, August and November.

     Voting Rights; Restrictive Covenants. The holder of a share of Series A Preferred Stock shall have one vote for each share and shall vote with holders of shares of Common Stock (as a single voting group) on all matters brought before the shareholders, except as otherwise required by law. In addition, as long as 20% or more of the shares of Series A Preferred Stock is outstanding, the Company may not, without the approval of holders representing a majority of the Series A Preferred Stock, grant superior rights to any class of capital stock as to payment upon liquidation, dissolution or winding up; amend its Articles of Incorporation or By-laws in any way which would adversely affect the rights and preferences of the holders of the Series A Preferred Stock as a class; or redeem or repurchase shares of outstanding Common Stock.

     Conversion Rights. Each share of Series A Preferred Stock will be convertible into one share of Company Common Stock at any time after issuance, subject to customary anti-dilution adjustments.

     Restricted Securities. The shares of Series A Preferred Stock will not be registered under the Act or any other applicable securities laws and will be deemed to be "restricted securities" under the Act. The shares of Series A Preferred Stock will not be transferable, except in a private sale (subject to applicable law) to a purchaser who agrees to be bound by the transfer restriction and other terms of the Series A Preferred Stock.

                    CONSEQUENCES OF NON-APPROVAL OF PROPOSAL

     The Company believes that obtaining additional capitalization is critical to its ability to bid on lottery proposals which the Company has already received and other proposals which are expected in the future. Although the Company has no outstanding debt securities, some lottery customers have indicated that the Company's capitalization should be increased or the Company's lottery bids would be adversely affected. The Company does not believe that additional capitalization is necessary to enable it to fulfill contractual obligations that it may undertake pursuant to bids on lottery proposals. It recognizes, however, that additional capitalization is critical to its ability to bid effectively on those lottery proposals. If shareholder approval is not obtained to authorize the preferred shares under the Amendment, the Company will seek independent financing from other sources which would be in a form other than preferred stock. The Affiliations Committee believes, however, that any such other financing would likely be available, if at all, only on terms substantially less favorable than those of the Financing.

                     RECOMMENDATIONS OF BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding will be required to approve the Amendment. As a result, abstentions and "broker non-votes" will have the same effect as negative votes. Berjaya owns 6,600,000 shares of Common Stock of the Company or 36.6% of the outstanding shares and has indicated to the Company that it intends to vote in favor of the Amendment. If the Amendment is approved by the shareholders, there is no further shareholder action required for the Company to complete the Financing. The final terms of the Financing, including the rights, preferences and privileges of the Series A Preferred Stock, will be determined by final negotiations between the Affiliations Committee and Berjaya.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's Common Stock as of November 14, 1997 by
(i) each director of the Company, (ii) executive officers, (iii) executive officers and directors of the Company as a group and (iv) each person or entity who is a beneficial owner of more than 5% of the Company's outstanding Common Stock. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                            SHARES OF
                                                                           COMMON STOCK
                                                                        BENEFICIALLY OWNED
                                                                  ------------------------------
                                                                                        PERCENT
                    NAME OF BENEFICIAL OWNER                       AMOUNT               OF CLASS
----------------------------------------------------------------  ---------             --------
Directors
Frederick A. Brunn..............................................    161,554(A)                *
Chan Kien Sing..................................................     30,000(B)                *
Theodore A. Johnson.............................................     55,825(B)                *
M. Mark Michalko................................................     43,387(A)                *
Ng Aik Chin.....................................................     10,465(A)                *
Ng Foo Leong....................................................     30,000(B)                *
Martin J. O'Meara, Jr. .........................................    221,226(B)                *
Sir Michael G.R. Sandberg.......................................    110,000(B)                *
Executive Officers (excluding those listed above)
Timothy R. Groth................................................     15,546(A)                *
Dennis D. Klahn.................................................     11,769(A)                *
Lawrence E. Logue...............................................      6,568(A)                *
Robert F. McPhail...............................................    111,354(A)                *
All directors and executive officers as a group (12 persons)....    807,694(A)(B)(C)        4.5%
Significant Shareholder
Berjaya Lottery Management (H.K.) Limited.......................  6,600,000(C)             36.6%
Level 28, Shahzan Prudential Tower
30 Jalan Sultan Ismail
5020 Kuala Lumpur, Malaysia

---------------

(A) Includes the number of shares of Common Stock subject to unexercised stock options which were exercisable within 60 days under the Company's 1986, 1988 and 1990 Employee Stock Option Plans as follows: 116,750 for Mr. Brunn; 13,000 for Mr. Groth; 8,000 for Mr. Klahn; 2,500 for Mr. Logue; 80,000 for Mr. McPhail; 30,750 for Mr. Michalko; 5,500 for Mr. Aik Chin Ng; and 256,500 for all executive officers as a group.

(B) Includes the number of shares of Common Stock subject to unexercised stock options which were exercisable within 60 days under the Company's 1993 Directors' Stock Option Plan which for each such outside director is 30,000 and 150,000 for all such directors as a group.

(C) Mr. Chan Kien Sing and Mr. Ng Foo Leong are employees of an affiliate of Berjaya Lottery Management (H.K.) Limited. Mr. Aik Chin Ng is also a designee of Berjaya to the Company's Board of Directors. Each disclaims beneficial ownership of such shares.

 *   Less than one percent of the outstanding common shares.

                            SELECTED FINANCIAL DATA

                                      YEARS ENDED DECEMBER 31,                   THREE MONTHS ENDED       NINE MONTHS ENDED
                         ---------------------------------------------------    --------------------    ---------------------
                          1996       1995       1994       1993       1992      9/30/97     9/30/96     9/30/97      9/30/96
                         -------    -------    -------    -------    -------    --------    --------    --------     --------
                                        THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND NON-MONETARY ITEMS
Statement of
  operations data
  Revenue.............   $16,594    $18,641    $24,089    $25,017    $19,837    $ 1,804     $ 3,550     $ 8,164      $14,793
  Gross profit........     3,441      1,185      4,527      9,038      6,796        115      (1,878)      2,243          866
  Operating income
    (loss)............    (6,894)   (14,221)   (22,943)       302       (679)    (1,691)     (4,124)     (3,545)      (4,560)
  Net income (loss)...    (5,498)   (13,869)   (22,620)       605       (629)    (1,522)     (3,574)     (3,072)      (3,549)
  Earnings (loss) per
    share.............     (0.31)     (0.83)     (1.35)      0.05      (0.06)     (0.08)      (0.20)      (0.17)       (0.21)
Balance sheet data
  Total assets........    13,883     21,352     31,888     54,924     19,883     11,089      16,404      11,089       16,404
  Shareholders'
    equity............     8,519     13,412     27,145     48,855     10,828      6,917      12,447       6,917       12,447
Key ratios and
  statistics
  Gross margin........      20.7%       6.4%      18.8%      36.1%      34.3%       6.4 %     (52.9)%      27.5 %        5.9 %
  Operating margin/
    (loss)............     (41.5)%    (76.3)%    (95.2)%     1.2%       (3.4)%    (93.7)%    (116.2)%     (43.4)%      (30.8)%
  Working capital.....     6,614      8,679     22,236     31,670      3,774      5,414      10,384       5,414       10,384
  Book value per
    share(1)..........      0.47       0.80       1.62       2.94       1.10        .38         .69         .38          .69
  Current ratio.......      2.23       2.12       5.69       6.22       1.42       2.30        3.66        2.30         3.66
  Backlog.............     1,709      9,214     11,168     15,250     16,819      6,100         896       6,100          896
  Employees...........       144        176        277        249        216        126         160         126          160
  Shares
    outstanding(1)....    18,016     16,816     16,804     16,574      9,782     18,028      18,016      18,028       18,016

---------------

(1) The 1996 amount includes 840 thousand shares reserved for issuance in 1997 to the shareholder class in settlement of a class action lawsuit.

See Note 11 of Notes to Consolidated Financial Statements.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS (THOUSANDS OF DOLLARS)

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1997 VS. NINE MONTHS ENDED SEPTEMBER 30, 1996

     During the nine month period ended September 30, 1997, revenue decreased 45% to $8,164 from $14,793 for the same period in 1996. This decrease reflects lower contract volume in 1997. During the nine month period ended September 30, 1997, the Registrant recognized a gross margin of 27% compared to a gross margin of 5.9% for the similar period in 1996. The increase in gross margin is primarily due to the gross profit recognized on a 1997 contract with a new customer for earlier model terminals which had previously been fully reserved. Engineering, research and development costs decreased $58, or 5% for the nine month period ended September 30, 1997, as compared to the same period in 1996. The 1997 costs were primarily related to the development of expanded functionality for the Data Trak lottery software and cost reduction efforts on the Registrant's lottery specific terminals. Selling, general and administrative costs increased $420 or 10% from the same period in 1996 due primarily to the reversal in the second quarter of 1996 of approximately $1.1 million of previously accrued costs relating to the shareholders' class action litigation, offset by reduced costs from a lower level of personnel in 1997. Other income, net, decreased $650, or 54%. The decrease relates to the gain recognized under the cost recovery method from the sale of the McKinnie & Associates subsidiary and Papua New Guinea lottery in 1996. In 1997 and 1996, income tax expense of $88 and $150 respectively, was recorded related to contract sales by the Registrant's Australian subsidiary.

RESULTS OF OPERATIONS 1996 VS. 1995

     Contract Revenue and Sales: Revenue decreased by 11% to $16.6 million in 1996 from $18.6 million in 1995. The decrease is a result of lower levels of contract revenues caused by the booking by the Company of $3.0 million in new orders in 1996 compared to $12.6 million of new orders in 1995. Spares sales in 1996 increased 103% or $1,087 over 1995 sales. This increase in spares was due to the increased number of ILTS terminals in service and the timing of customer orders.

     Gross Margin: During 1996, the Company recognized a gross margin of 21% compared to a gross margin of 6% in 1995. The increase in gross margin is due to a more favorable sales mix in 1996, costs related to the winding down of the Russian lottery project in 1995 and the effect of cost-saving measures which were implemented late in 1995.

     Write-offs and Write-downs of Lottery Service Agreements: During 1996, the charge of $2.8 million relates entirely to the U.K. lottery. The reserve was established after an affiliate of the customer was unable to obtain the additional funding necessary for the project start-up and on-going operations. At this time, the customer has not indicated when a start-up may occur. The amount of the charge approximates the Company's tangible investment, previously carried on the balance sheet as "Investment in Lottery Service Contracts." The Company is pursuing recovery of its investment in this project through resumption of the United Kingdom project, other lottery service projects or the outright sale of the equipment. However, no assurance can be provided that the Company will be successful in these efforts. The 1995 charge related to the withdrawal by the Company from its Russian Lottery project. At December 31, 1996 the Company's net book value of its investment in Lottery Service agreements is zero.

     Engineering, Research & Development: Engineering, research and development expenses in 1996 increased $302 thousand or 22% compared to 1995. Of the $1.7 million expended in 1996, $1.0 million went toward development of DataTrak lottery software. The DataTrak software was completed for release in October 1996 and future research and development costs will be expended to provide additional features. The 1995 expenditures related to development of the Flipper terminal and the DataTrak software.

     Selling, General and Administrative: Selling, general and administrative expenses decreased $5.4 million in 1996 compared to 1995. The decrease was due to a $4.2 million accrual in 1995 for the estimated cost to settle the shareholders class action litigation. The June 1996 settlement judgment fixed the cost at an amount approximately $1.2 million less than the 1995 estimate. This $1.2 million was recorded as a reduction to the

1996 second quarter selling, general and administrative costs. See Note 11 of Notes to Consolidated Financial Statements.

     Gain on Sales of Subsidiary and Lottery Service Agreement: During 1996, the Company recognized gains of $691 thousand and $624 thousand on the sales of its subsidiary McKinnie & Associates, and the Papua New Guinea lottery service agreement, respectively. These sales which occurred in 1993 and 1995, respectively, have been recorded under the cost recovery method and, as such, no income was recognized until the basis of these investments had been recovered. This occurred in 1996. No related gains were recognized prior to 1996.

     Provision for Income Taxes: The provision for income taxes in 1996 relates to income earned in the Company's Australian subsidiary.

RESULTS OF OPERATIONS 1995 VS. 1994

     1995 revenue decreased $5.4 million or 23% compared to 1994. This change mainly reflects a lower level of contract business in 1995. New orders received in 1995 were $12.6 million compared to $20.0 million in 1994.

     As part of its strategic plan, the Company has pursued long-term service contracts as a source of revenue. Service contracts pose capital investment risks for the Company that do not exist in its product sale business. Revenues are received only after a system becomes operational, based upon a percentage of the customer's gross receipts from the system. The Company, therefore, bears the risk that scheduling delays may occur, that a system may never become operational, or that revenue levels may not be sufficient to provide a return of costs invested. During 1992, the Company entered into a lottery service agreement in Papua New Guinea. A minimal amount of revenues was earned on this service contract in the first six months of 1995. In July 1995, the Company sold all interest in its Papua New Guinea lottery operations to the principal shareholders of the lottery licensee, The Lotto Pty. Ltd., in return for $175 thousand cash and a note receivable of $1.3 million to be paid in monthly installments of approximately $79 thousand per month for a period of 17 months commencing in September 1995. Additionally, the Company will receive a percentage of the annual gross lottery sales or an annual sum of $260 thousand, whichever is greater, for a period of five years, provided that the additional sums shall not exceed $3 million. The installment payments and the minimum percentage payments are secured by all lottery assets and certain personal guarantees and indemnifications of all of the shareholders of The Lotto Pty. Ltd. The Company's remaining investment in the Papua New Guinea lottery at December 31, 1995 is approximately $338 thousand and is included in other assets in the accompanying consolidated balance sheet.

     In August 1993, the Company entered into management and equipment lease agreements to operate an on-line lottery within the Russian Federation ("the Project") with Zodiac On-Line ("Zodiac"), a Russian lottery operating company. Under the terms of the agreements, the lottery was to be conducted under a non-exclusive license held by a Russian charitable organization (the "Foundation"). In 1994, the Company acquired Zodiac making it a wholly-owned subsidiary. In December 1994, the Company recorded a provision with respect to its investment and subsequently has expensed all related costs as they were incurred. In June 1995, the Company became the lottery operator under a license granted to the Russian Federal Postal Service. In November 1995, the Company terminated the Project after exhausting numerous financing and joint venture possibilities. In 1995, project related expenses, including a provision for future costs to liquidate the operation totaled $2.8 million. In May 1995, the Company entered into an equipment lease agreement in the United Kingdom (U.K.) to operate a lottery to benefit the National Hospital System. The Company had invested $2.8 million in the project at the end of December 1995, which comprises the entire amount invested in lottery service agreements at that date. See Note 4 of Notes to Consolidated Financial Statements on page 16.

     Cost of sales as a percentage of revenue increased to 94% in 1995 from 81% in 1994 due mainly to unfavorable manufacturing variances in 1995, costs associated with a reduction in work force and operational costs in support of the Company's lottery service operations.

     Engineering, research and development expenses in 1995 decreased $258 thousand or 16% compared to 1994. Of the $1.4 million expended in 1995, $0.9 million went toward development of lottery software.

     Selling, general and administrative expenses increased $2.8 million in 1995 compared to 1994. The increase in selling, general and administrative expenses from 1994 is due to increased legal expenses and a proposed settlement of a shareholders' lawsuit, costs incurred for domestic lottery proposals, and costs associated with a reduction in work force.

     Net interest income was $407 thousand in 1995 compared to net interest income of $467 thousand in 1994. Interest income is generated from short term investments.

LIQUIDITY AND CAPITAL RESOURCES

     During the nine months ended September 30, 1997, the Company used cash of $1.6 million in its operations on a net loss of $3.1 million. The major reconciling item between the net loss and cash used from operations was the extinguishment of the accrued litigation settlement through the issuance of shares of Common Stock of the Company.

     During 1996, the Company generated positive cash flows from operations of $461 thousand on a net loss of $5.5 million. The major reconciling items between the net loss and cash provided from operations are the non-cash write-off of $2.8 million relating to the U.K. lottery which has been indefinitely postponed and reductions in the Company's accounts receivables, costs and earnings in excess of billings on uncompleted contracts and inventories of $0.6 million, $1.2 million and $3.8 million, respectively. These were offset by the gain on sales of subsidiary and the lottery service operations of $1.3 million and a non-cash reduction to selling general and administrative costs of $1.2 million relating to the difference between the value of the shares of the Company's common stock at the time of the initial recording of the class action litigation settlement accrual in 1995 and the value of the respective shares of common stock on the date of final settlement in June 1996. During 1996, the Company generated cash flows from investing activities of $1.1 million primarily as a result of proceeds of $962 thousand and $740 thousand relating to the sale in previous years of McKinnie & Associates and of the Papua New Guinea lottery, respectively. During 1996, the Company spent $283 thousand on equipment and $211 thousand on capitalized software development costs.

     The Company's consolidated financial statements for the year ended December 31, 1996 have been prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred net losses of $22.6 million, $13.9 million and $5.5 million in 1994, 1995 and 1996, respectively, while revenues have decreased from $24.1 million in 1994 to $16.6 million in 1996. The Company is largely dependent on significant contracts for its revenue, which typically include a deposit upon contract signing and up to 3 months lead-time before delivery of hardware begins. Currently the Company has a backlog of $1.7 million compared to backlogs of $11.2 million and $9.2 million in 1994 and 1995, respectively.

     At September 30, 1997 and December 31, 1996, the Company had working capital of $5.4 million and $6.6 million, respectively. The decrease in working capital is a result of the net loss incurred during the nine months ended September 30, 1997, offset by the extinguishment of the accrued litigation settlement through the issuance of shares of Common Stock of the Company. Management recognizes that the Company must generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions which would generate sufficient resources to assure continuation of the Company's operations.

     Management anticipates that it will be successful in obtaining sufficient contracts to enable the Company to continue normal operations; however, no assurances can be given that the Company will be successful in realizing sufficient contract revenue or obtain additional funding. If the Company is unable to obtain sufficient contract revenue or funding, management will be required to reduce the Company's operations.

     On March 24, 1997, the Company's largest shareholder, Berjaya Lottery Management (Berjaya), had agreed to provide a line of credit of up to $2.0 million to meet the Company's cash needs through at least

January 1998. In addition, Berjaya has agreed that if the Company is declared in default of its contract with The Revenue Markets Inc. (TRMI), with respect to TRMI's contract with the New York State Thruway (NYSTA), and if TRMI collects the performance bond proceeds of $2.7 million (Note 3) from the surety and the surety obtains a judgment against the Company for such proceeds, Berjaya will make available to the Company the funds necessary to pay such judgment if such judgment would render the Company unable to continue its operations. The Company's ability to continue its on-going operations on a long-term basis is dependent upon its ability to recover its investment in existing contracts (Note
3), obtain additional financing, secure additional new contracts, and ultimately achieve a sustainable level of profit from operations.

     The Company's reporting currency is the U.S. dollar. Historically, a majority of the Company's sales have been denominated in U.S. dollars, with the balance denominated in foreign currencies. These foreign currency sales have been effected principally by the Company's international subsidiaries. In accordance with U.S. accounting requirements, sales denominated in foreign currencies are translated into the local functional currency and then into U.S. dollars, at an average exchange rate in effect during the period. In addition, the Company incurs operating and technical support related expenses in Australian dollars in connection with its Australian operations and also incurs operating expenses in local currency at its United Kingdom location. Thus, changes from reporting period to reporting period in the exchange rates between various foreign currencies and the U.S. dollar have had, and will in the future continue to have, an impact on revenues and expenses reported by the Company, and such effect may be material in any individual reporting period. To the extent that the Company incurs operating expenses in local currencies at its foreign subsidiaries, the Company has a natural hedge against a portion of the possible fluctuation in foreign currency exchange rates of revenues in such currencies. As the contracts are predominantly denominated in the functional currency of the subsidiary performing under the contract, the Company has historically incurred immaterial amounts of transaction gains or losses.

     Additionally, the balance sheets of the Company's international subsidiaries are translated into U.S. dollars and consolidated with the balance sheets of the Company's domestic subsidiary in accordance with U.S. accounting requirements. Changes in the U.S. dollar value of the foreign currency denominated assets are accounted for as an adjustment to stockholders' equity. Therefore, changes from reporting period to reporting period in the exchange rates between various foreign currencies and the U.S. dollar have had, and will continue to have an impact on the foreign currency translation component of stockholders' equity reported by the Company, and such effect may be material in any individual reporting period.

     As of September 30, 1997 there were no material commitments for capital expenditures.

                                 OTHER MATTERS

     Management knows of no business which will be presented for consideration at the Special Meeting other than that stated in the Notice of Special Meeting. However, if any such matter shall properly come before the meeting, the persons named in the enclosed proxy form will vote the same in accordance with their best judgement.

     Management does not expect a representative from the Company's independent auditors, Ernst & Young LLP to attend the Special Meeting.

     Shareholder proposals for presentation at the 1998 Annual Meeting must be received by the Company no later than December 8, 1997 to be considered for inclusion in the 1998 proxy and proxy statement.

                                          By order of the Board of Directors,

                                          M. Mark Michalko
                                          President

Carlsbad, California

                         INDEX TO FINANCIAL STATEMENTS

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Report of Ernst & Young LLP, Independent Auditors..................................     F-2
Consolidated Statements of Operations
  Years Ended December 31, 1996, 1995 and 1994.....................................     F-3
Consolidated Balance Sheets
  December 31, 1996 and 1995.......................................................     F-4
Consolidated Statements of Cash Flows
  Years Ended December 31, 1996, 1995 and 1994.....................................     F-5
Consolidated Statements of Shareholders' Equity
  Years Ended December 31, 1996, 1995 and 1994.....................................     F-6
Notes to Consolidated Financial Statements.........................................     F-7
                              UNAUDITED FINANCIAL STATEMENTS
                                    SEPTEMBER 30, 1997
Condensed Consolidated Balance Sheets
  September 30, 1997 (Unaudited) and December 31, 1996.............................    F-17
Condensed Consolidated Statements of Operations (Unaudited)
  Three Months Ended September 30, 1997 and 1996
  and Nine Months Ended September 30, 1997 and 1996................................    F-18
Condensed Consolidated Statements of Cash Flows (Unaudited)
  Nine Months Ended September 30, 1997 and 1996....................................    F-19
Notes to Condensed Consolidated Financial Statements (Unaudited)...................    F-20

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS,
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.

We have audited the accompanying consolidated balance sheets of International Lottery & Totalizator Systems, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Lottery & Totalizator Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

San Diego, California
February 21, 1997
except for Note 1, as to which the date is March 24, 1997

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1996       1995       1994
                                                                  -------   --------   --------
                                                                  THOUSANDS OF DOLLARS, EXCEPT
                                                                        PER SHARE AMOUNTS
Contract revenue and sales......................................  $16,594   $ 18,641   $ 24,089
                                                                  =======   ========   ========
Costs and expenses:
  Cost of sales.................................................   13,153     17,456     19,562
  Write-offs and write-downs of lottery service agreements......    2,793      2,807     17,444
  Engineering, research and development.........................    1,662      1,360      1,618
  Selling, general and administrative...........................    5,880     11,239      8,408
                                                                  -------   --------   --------
Total costs and expenses........................................   23,488     32,862     47,032
Loss from operations............................................   (6,894)   (14,221)   (22,943)
Other income:
  Interest income, net..........................................      173        352        467
  Gains on sales of subsidiary and lottery service agreement....    1,315         --         --
                                                                  -------   --------   --------
Loss before provision for income taxes..........................   (5,406)   (13,869)   (22,476)
Provision for income taxes......................................       92         --        144
                                                                  -------   --------   --------
Net loss........................................................  $(5,498)  $(13,869)  $(22,620)
                                                                  =======   ========   ========
Net loss per share..............................................  $ (0.31)  $  (0.83)  $  (1.35)
                                                                  =======   ========   ========
Weighted average number of shares used in computation of net
  loss per share................................................   17,465     16,812     16,760
                                                                  =======   ========   ========

                            See accompanying notes.

                          CONSOLIDATED BALANCE SHEETS

                                                                              YEARS ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                                                         THOUSANDS OF DOLLARS,
                                                                         EXCEPT SHARE AMOUNTS
Assets Current Assets:
  Cash and cash equivalents............................................  $  5,387     $  3,904
  Accounts receivable, net of allowance for doubtful accounts of $111
     ($63 in 1995).....................................................       979        1,588
  Costs and estimated earnings in excess of billings on uncompleted
     contracts.........................................................     2,452        3,665
  Inventories, at lower of cost (first-in, first-out method) or market:
     Finished goods....................................................        --          150
     Work in process...................................................       283          173
     Raw materials.....................................................     2,735        6,497
                                                                         --------     --------
          Total inventories............................................     3,018        6,820
  Other current assets.................................................       142          642
                                                                         --------     --------
Total current assets...................................................    11,978       16,619
Investment in lottery service agreements, net..........................        --        2,759
Equipment, furniture and fixtures at cost, less accumulated
  depreciation of $3,737 ($3,222 in 1995)..............................     1,128        1,361
Computer software costs, less accumulated amortization of $1,420
  ($1,331 in 1995).....................................................       688          561
Other..................................................................        89           52
                                                                         --------     --------
Total assets...........................................................  $ 13,883     $ 21,352
                                                                         ========     ========
Liabilities and shareholders' equity Current Liabilities:
  Accounts payable.....................................................  $    491     $    231
  Billings in excess of costs and estimated earnings on uncompleted
     contracts.........................................................       161          115
  Accrued payroll and related taxes....................................       893          949
  Accrued litigation settlement........................................     1,680        4,200
  Related party liability..............................................       366           --
  Other current liabilities............................................     1,773        2,445
                                                                         --------     --------
Total current liabilities..............................................     5,364        7,940
                                                                         --------     --------
Commitments and contingencies Shareholders' equity:
  Common shares; no par value, 50,000,000 shares authorized; 17,176,211
     shares issued and outstanding (16,816,211 in 1995)................    49,407       48,687
  Accumulated deficit..................................................   (40,721)     (35,223)
  Foreign currency translation adjustment..............................      (167)         (52)
                                                                         --------     --------
Total shareholders' equity.............................................     8,519       13,412
                                                                         --------     --------
Total liabilities and shareholders' equity.............................  $ 13,883     $ 21,352
                                                                         ========     ========

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1996         1995         1994
                                                              -------     --------     --------
                                                                    THOUSANDS OF DOLLARS
Cash flows from operating activities:
  Net loss..................................................  $(5,498)    $(13,869)    $(22,620)
  Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
     Depreciation and amortization..........................      601        1,061        1,656
     Gains on sales of subsidiary and lottery service
       agreements...........................................   (1,315)          --           --
     Deferred income taxes..................................       --           --          148
     Stock option compensation..............................       --           --          304
     Provision (reduction) for settlement of shareholder
       class action litigation..............................   (1,200)       3,600           --
     Write-offs and write-downs of lottery service
       agreements...........................................    2,793        2,807       17,444
     Changes in operating assets and liabilities:
       Accounts receivable..................................      609          810        1,635
       Costs and estimated earnings in excess of billings on
          uncompleted contracts.............................    1,213         (283)        (856)
       Inventories..........................................    3,802        3,679       (4,003)
       Accounts payable.....................................      260         (678)        (633)
       Billings in excess of costs and estimated earnings on
          uncompleted contracts.............................       46         (853)      (1,432)
       Accrued payroll and related taxes....................      (56)         354          (66)
       Accrued litigation costs.............................     (600)         600           --
       Related party payable................................      366           --           --
       Other................................................     (560)         572          580
                                                              -------      -------      -------
          Net cash provided by (used for) operating
            activities......................................      461       (2,200)      (7,843)
                                                              -------      -------      -------
Cash flows provided by (used for) investing activities:
  Investment in lottery service agreements..................      (34)      (4,044)      (5,934)
  Lottery service agreement sale proceeds and advance
     repayments.............................................      962          651          402
  Proceeds from sale of subsidiary..........................      740          525          325
  Additions to equipment....................................     (283)        (250)      (1,209)
  Additions to computer software costs......................     (211)         (67)        (413)
  Other.....................................................      (37)          --          330
                                                              -------      -------      -------
          Net cash provided by (used for) investing
            activities......................................    1,137       (3,185)      (6,499)
Cash flows provided by (used for) financing activities:
  Additions to notes payable................................       --           --          300
  Payments on notes payable.................................       --         (300)          --
  Proceeds from issuance of common stock and warrants.......       --           23          614
                                                              -------      -------      -------
          Net cash provided by (used for) financing
            activities......................................       --         (277)         914
                                                              -------      -------      -------
Effect of exchange rate changes on cash.....................     (115)          99           (8)
                                                              -------      -------      -------
Increase (decrease) in cash.................................    1,483       (5,563)     (13,436)
                                                              -------      -------      -------
Cash and cash equivalents at beginning of year..............    3,904        9,467       22,903
                                                              -------      -------      -------
Cash and cash equivalents of end of year....................  $ 5,387     $  3,904     $  9,467
                                                              =======      =======      =======
Supplemental cash flow information:
  Cash paid during the year for interest....................       20           46           47
                                                              =======      =======      =======
  Cash paid during the year for income taxes................       46            7            8
                                                              =======      =======      =======

                            See accompanying notes.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                RETAINED         FOREIGN
                                          COMMON STOCK          EARNINGS        CURRENCY
                                       ------------------     (ACCUMULATED     TRANSLATION
                                       SHARES     AMOUNT        DEFICIT)       ADJUSTMENT       TOTAL
                                       ------     -------     ------------     -----------     --------
                                                         THOUSANDS OF SHARES/DOLLARS
Balance at December 31, 1993.........  16,574     $47,732       $  1,266          $(143)       $ 48,855
  Proceeds from exercise of
     warrants........................      98         471             --             --             471
  Proceeds from exercise of stock
     options.........................     132         143             --             --             143
  Accelerated vesting of stock
     options for terminated
     employees.......................      --         304             --             --             304
  Foreign currency translation
     adjustment......................      --          --             --             (8)             (8)
  Net loss -- 1994...................      --          --        (22,620)            --         (22,620)
                                       ------     -------        -------          -----        --------
Balance at December 31, 1994.........  16,804      48,650        (21,354)          (151)         27,145
  Proceeds from exercise of stock
     options.........................      12          23             --             --              23
  Accelerated vesting of stock
     options for terminated
     employees.......................      --          14             --             --              14
  Foreign currency translation
     adjustment......................      --          --             --             99              99
  Net loss -- 1995...................      --          --        (13,869)            --         (13,869)
                                       ------     -------        -------          -----        --------
Balance at December 31, 1995.........  16,816      48,687        (35,223)           (52)         13,412
  Issuance of shares in settlement of
     shareholders' class action
     lawsuit.........................     360         720             --             --             720
  Foreign currency translation
     adjustment......................      --          --             --           (115)           (115)
  Net loss -- 1996...................      --          --         (5,498)            --          (5,498)
                                       ------     -------        -------          -----        --------
Balance at December 31, 1996.........  17,176     $49,407       $(40,721)         $(167)       $  8,519
                                       ======     =======        =======          =====        ========

                            See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     International Lottery & Totalizator Systems, Inc. ("the Company") designs, manufactures, sells, leases, manages, supports and services computerized ticket issuing systems and terminals for global pari-mutuel and on-line lottery industries. The principal applications for the Company's products are in the automated pari-mutuel (horse racing) wagering and on-line government sponsored lottery industries.

     The principal proprietary component of the Company's systems is the DATAMARK terminal, a compact, reliable microprocessor-based ticketing terminal which can be modified to meet specific customer feature and configuration requirements. The Company sells its product principally in international markets.

     The Company's consolidated financial statements for the year ended December 31, 1996 have been prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred net losses of $22.6 million, $13.9 million and $5.5 million in 1994, 1995 and 1996, respectively, while revenues have decreased from $24.1 million in 1994 to $16.6 million in 1996. The Company is largely dependent upon significant contracts for its revenue, which typically include a deposit upon contract signing and up to 3 months lead-time before delivery of hardware begins. Currently, the Company has a backlog of $1.7 million compared to backlogs of $11.2 million and $9.2 million in 1994 and 1995, respectively.

     At December 31, 1996, the Company had working capital of $6.6 million. Management recognizes that the Company must recover its investment in existing contracts (Note 3) and generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions which would generate sufficient resources to assure continuation of the Company's operations.

     Management anticipates that it will be successful in recovering its investment in existing contracts (Note 3) and obtaining sufficient contracts to enable the Company to continue normal operations; however, no assurances can be given that the Company will be successful in realizing sufficient new contract revenues or obtaining additional financing. If the Company is unable to recover its investment in existing contracts (Note 3), obtain sufficient new contract revenue or financing, management will be required to reduce the Company's operations. On March 24, 1997, the Company's largest shareholder, Berjaya Lottery Management (Berjaya), had agreed to provide a line of credit of up to $2.0 million to meet the Company's cash needs through at least January 1998. In addition, Berjaya has agreed that if the Company is declared in default of its contract with The Revenue Markets Inc. (TRMI), with respect to TRMI's contract with the New York State Thruway (NYSTA), and if TRMI collects the performance bond proceeds of $2.7 million (Note 3) from the surety and the surety obtains a judgment against the Company for such proceeds, Berjaya will make available to the Company the funds necessary to pay such judgment if such judgment would render the Company unable to continue its operations. The Company's ability to continue its on-going operations on a long-term basis is dependent upon its ability to recover its investment in existing contracts (Note 3), obtain additional financing, secure additional new contracts, and ultimately achieve a sustainable level of profit from operations.

     Principles of Consolidation -- The accompanying financial statements consolidate the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany accounts and transactions are eliminated in consolidation.

     Revenue Recognition -- The Company recognizes long-term contract revenue on the percentage-of-completion method, based on contract costs incurred to date compared to total estimated contract costs. The effects of changes in contract cost estimates are recognized in the period they are determined. Revenues relating to the sale of certain assets, when the ultimate total collection is not reasonably assured, are being recorded under the cost recovery method. All other revenue is recorded on the basis of shipments of products or performance of services.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Depreciation -- Depreciation of equipment, furniture and fixtures is provided principally using the straight-line method over estimated useful lives of 3-7 years.

     Computer Software Costs -- The Company capitalizes the costs of computer software incurred in the development of specific products, after technological feasibility has been established. The capitalized software costs are amortized using the greater of the amount computed using the ratio of current product revenue to estimated total product revenue or the straight-line method over the remaining estimated economic lives of the products (3 years). Amortization expense totaled $89 thousand, $510 thousand and $687 thousand for the years ended December 31, 1996, 1995, and 1994, respectively.

     Impairment of Long-Lived Assets -- On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). The adoption of SFAS 121 did not impact the financial position or results of operations of the Company in 1996.

     Warranty Reserves -- Estimated expenses for warranty obligations are accrued as income is recognized on related contracts. The reserves are adjusted periodically to reflect actual experience.

     Foreign Currency -- The Company has contracts with certain customers that are denominated in foreign currencies and related transaction gains and losses are recognized as a component of current operations. The consolidated accounts of the Company's Australian subsidiary have been translated from its functional currency, the Australian dollar. The effect of the exchange rate fluctuations between the U.S. dollar and the Australian dollar is recorded as an increase (decrease) to a separate component of shareholders' equity. The Company's other foreign subsidiary uses the U.S. dollar as its functional currency and, accordingly, related translation gains and losses are recognized in current operations.

     Per Share Information -- Net loss per share is based on the weighted average number of shares outstanding during the year. The 1996 computation includes 840 thousand shares of common stock to be issued in 1997, pursuant to a class action lawsuit settlement rendered by the court on June 17, 1996. (Note
11).

     Research and Development -- Engineering, research and development costs are expensed as incurred. Substantially all engineering, research and development expenses are related to new product development and designing significant improvements.

     Concentration of Credit Risk -- Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts are primarily related to contracts with a few major customers. These amounts are payable in accordance with the terms of individual contracts and generally collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash and cash equivalents at December 31, 1996 and 1995 are investments in commercial paper and municipal bonds totaling $2.3 and $2.2 million, respectively, which mature in January 1997 and January 1996, respectively. The estimated fair value of these investments approximates the amortized cost; therefore, there are no unrealized gains or losses as of December 31, 1996 or 1995.

     Investment in Lottery Service Agreements -- The investment in lottery service agreements included the direct costs of manufacture and installation of computerized electronic lotteries, including the terminals, central computer systems and start-up related implementation costs to the extent that recovery of such costs is determined to be reasonably assured.

     Stock Options -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Reclassifications -- Certain prior year balances have been reclassified to conform with the 1996 presentation.

 2. RELATED PARTY TRANSACTIONS

     The Company has entered several sales agreements to supply terminals to entities in which the Company's largest shareholder, Berjaya Lottery Management (Berjaya), has a significant equity interest. These revenues totaled $2.0 million, $3.5 million and $5.2 million, in 1996, 1995, and in 1994, respectively. Included in accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts were $0.5 million and $2.3 million at December 31, 1996 and 1995, respectively, relating to these customers.

     During 1996, the Company entered into an agreement with Berjaya to purchase specific inventory on behalf of Berjaya to enable the Company to satisfy certain future potential orders in a timely manner. Title to the inventory purchased resides with Berjaya, therefore, no amounts are reflected in the consolidated balance sheet for inventory purchased on their behalf. Advances received in excess of inventory purchased aggregated approximately $366 thousand and have been reflected as a related party liability in the accompanying consolidated balance sheet as of December 31, 1996.

 3. CONTRACTS IN PROCESS

     The amounts by which total costs and estimated earnings exceeded or were less than billings on uncompleted contracts are as follows (in thousands):

                                                                      YEARS ENDED
                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Costs incurred.........................................  $ 13,449     $ 15,665
        Estimated earnings.....................................     1,745        4,612
                                                                 --------     --------
                                                                   15,194       20,277
                                                                 --------     --------
        Less: billings.........................................   (12,903)     (16,727)
                                                                 --------     --------
                                                                 $  2,291     $  3,550
                                                                 --------     --------
        Included in the accompanying consolidated balance
          sheets as follows:
        Costs and estimated earnings in excess of billings on
          uncompleted contracts................................  $  2,452     $  3,665
        Billings in excess of costs and estimated earnings on
          uncompleted contracts................................      (161)        (115)
                                                                 --------     --------
                                                                 $  2,291     $  3,550
                                                                 ========     ========

     The Company is obligated under a $2.8 million contract with The Revenue Markets Inc. (TRMI) to supply ticket handling equipment for the New York Thruway. The Company has experienced difficulty in satisfying certain of the customer's requirements during three pilot testing periods and the terminals delivered by the Company have not been accepted.

     A fourth and final ninety-day pilot test period is expected to commence on February 28, 1997 and conclude on May 28, 1997. Management believes that all the requirements outlined in the final pilot test program plan will be met and that delivery of the production units will commence in September 1997. Payments under the contract are expected to be received from TRMI in 1997 and 1998 based on the timing of receipt of payments by TRMI from the New York Thruway.

     As of December 31, 1996, $1.4 million is recorded as costs and estimated earnings in excess of billings on uncompleted contracts and $548 thousand in inventory specific to this project. The Company has accrued and recognized the entire estimated loss of $924 thousand on the contract and does not expect to realize any losses beyond amounts accrued at December 31, 1996.

     In the event the Company is unable to fulfill its contractual obligations, the recovery of the related contract receivables and inventory, aggregating approximately $1.9 million, may be delayed or deferred indefinitely. In addition, the Company may be required to recognize certain performance bond obligations up to $2.7 million and certain other non-performance penalties. At this time, the Company expects to be able to fulfill its contractual obligations and collect all amounts owed under this contract. However, if the Company is unable to fulfill its contract obligations or negotiate or litigate a favorable resolution, the Company may recognize an additional loss that would be material in relation to the consolidated statements of financial position and results of operations.

 4. LOTTERY SERVICE AGREEMENTS

     The Company entered into contracts to provide lottery equipment and management of on-line lottery systems on a long-term basis in Papua New Guinea and the Republic of Georgia in 1992, in the Dominican Republic and the Russian Federation in 1993 and entered into a contract to provide lottery equipment in the United Kingdom in 1995.

     The Company committed lottery equipment costing approximately $2.8 million to its United Kingdom lottery service agreement in 1995. The Company agreed to provide a complete lottery system for a percentage of lottery revenues. In September 1996, it became apparent that an affiliate of the customer was unable to obtain the additional funding necessary for the project start-up and on-going operations and the Company recorded a $2.8 million charge to reflect a reserve for the project. The amount of the charge approximates the Company's tangible investment, previously carried on the balance sheet as "Investment in Lottery Service Contracts." The Company is pursuing recovery of its investment in the project through resumption of the United Kingdom project, other service projects or the outright sale of the equipment. However, no assurance can be provided that the Company will be successful in these efforts.

     The Papua New Guinea lottery commenced operation in March 1993. Revenues from the lottery in Papua New Guinea did not meet expectations and, in June 1994, the Company wrote down its investment in Papua New Guinea by $3.0 million to its estimated future cash flows. In July 1995, the Company sold all interests in the Papua New Guinea lottery operation to the principal shareholders of the lottery licensee, for $175 thousand in cash and a note of $1.3 million to be paid in monthly installments of approximately $79 thousand per month for a period of 17 months commencing in September 1995. Additionally, the Company will receive a percentage of the annual gross lottery sales or an annual sum of $260 thousand, whichever is greater, for a period of five years, provided that the additional sums shall not exceed $3.0 million. The Company is accounting for the sale under the cost recovery method. The installment payments and the minimum percentage payments are secured by all lottery assets and certain personal guarantees. During 1996, the Company recognized approximately $624 thousand as a gain on the sale of the lottery service agreement. The amount reflects the aggregate amount of payments received under the sales agreement in excess of the Company's carrying amount of its investment in the lottery service agreement on the date of the sale. Under the cost recovery method, no amount of gain on the sale was recognized until the net investment in the lottery service agreement on the date of sale was recovered in 1996. At December 31, 1996, the Company has no investment remaining on its balance sheet as the proceeds from the sale have exceeded the net book value at the time of the sale.

     Due to uncertainties which arose in November 1994 regarding the Russian lottery license process and the continued economic, political and legal instability in Russia, the Company recorded a provision of $7.6 million to record the assets at estimated net realizable value with respect to the Russian lottery investment. In November 1995, the Company terminated its Russian project. In 1995, the Company incurred $2.8 million in costs toward its Russian lottery project, including the write-off of costs related to a reduction in its Russian work force and future costs to liquidate the operation.

     In June 1994, the Company wrote off its investment in two lottery service agreements which totaled $6.8 million, $1.2 million in the Republic of Georgia and $5.6 million in the Dominican Republic, as projected revenues indicated the Company would not be able to recover its investment. In January 1995, the Company ceased operations in the Dominican Republic and, in 1994, closed its office in the Republic of Georgia.

 5. INDUSTRY SEGMENT AND GEOGRAPHIC DATA

     The Company operates in one industry segment which includes totalizator and lottery systems. The Company has an Australian subsidiary, International Lottery & Totalizator Systems Australia Pty., Ltd., and a United Kingdom subsidiary, International Lottery & Totalizator Systems (U.K.) Ltd.

     Sales between geographic areas are generally priced to recover material costs plus an appropriate markup. Revenue from major customers is as follows (in thousands):

                       CUSTOMER LOCATION                    1996       1995       1994
        -----------------------------------------------    ------     ------     ------
        Sweden.........................................    $4,300     $1,900     $  400
        Hong Kong......................................     2,400        600      9,400
        Australia*.....................................     2,000      4,400      2,400
        Philippines....................................       900      2,900      5,200

* Different customer in 1996 as compared to 1995 and 1994

     The following table summarizes information about the Company's operations in different geographic areas for the years ended December 31, 1996, 1995 and 1994 (in thousands). Sales, income and identifiable assets of the Dominican Republic are included in the U.S., Europe consists of the U.K. subsidiary, Russia and Georgia, and Pacific includes the Australian subsidiary and Papua New Guinea.

                                                        YEARS ENDED DECEMBER 31, 1996
                                            ------------------------------------------------------
                                                                      EASTERN
                                                                      EUROPE/
                                              USA       PACIFIC        EUROPE         CONSOLIDATED
                                            -------     ------     --------------     ------------
    Sales to unaffiliated customers:
      Export............................    $11,313     $   --         $   --           $ 11,313
      Domestic..........................        293      4,482            506              5,281
                                            -------     ------         ------           --------
    Sales to:
      Australia subsidiary..............      1,738         --             --              1,738
                                            -------     ------         ------           --------
                                             13,344      4,482            506             18,332
                                            -------     ------         ------           --------
    Elimination of intercompany sales...     (1,738)        --             --             (1,738)
                                            -------     ------         ------           --------
    Total revenue.......................     11,606      4,482            506             16,594
                                            -------     ------         ------           --------
    Write-offs and write-downs of
      lottery service agreements........     (2,793)        --             --             (2,793)
                                            -------     ------         ------           --------
    Net income (loss)...................     (5,865)       476           (109)            (5,498)
                                            =======     ======         ======           ========
    Identifiable assets.................    $11,638     $2,096         $  149           $ 13,883
                                            =======     ======         ======           ========

                                                         YEARS ENDED DECEMBER 31, 1995
                                               --------------------------------------------------
                                                                        EASTERN
                                                                        EUROPE/
                                                 USA        PACIFIC      EUROPE      CONSOLIDATED
                                               --------     -------     --------     ------------
    Sales to unaffiliated customers:
         Export............................    $ 15,006     $    --     $     --       $ 15,006
         Domestic..........................         513       2,614          508          3,635
                                               --------     -------     --------       --------
    Sales to:
      Australia subsidiary.................         508          --           --            508
                                               --------     -------     --------       --------
                                                 16,027       2,614          508         19,149
                                               --------     -------     --------       --------
    Elimination of intercompany sales......        (508)         --           --           (508)
                                               --------     -------     --------       --------
    Total revenue..........................      15,519       2,614          508         18,641
                                               --------     -------     --------       --------
    Write-offs and write-downs of lottery
      service agreements...................          --          --       (2,807)        (2,807)
                                               --------     -------     --------       --------
    Net income (loss)......................     (13,561)        (76)        (232)       (13,869)
                                               ========     =======     ========       ========
    Identifiable assets....................    $ 19,572     $ 1,478     $    302       $ 21,352
                                               ========     =======     ========       ========

                                                        YEARS ENDED DECEMBER 31, 1994
                                              --------------------------------------------------
                                                                       EASTERN
                                                                       EUROPE/
                                                USA       PACIFIC       EUROPE      CONSOLIDATED
                                              -------     --------     --------     ------------
    Sales to unaffiliated customers:
      Export..............................    $19,923     $     --     $     --       $ 19,923
      Domestic............................        946        2,612          608          4,166
                                              -------     --------     --------       --------
    Sales to:
      Australia subsidiary................        423           --           --            423
                                              -------     --------     --------       --------
                                               21,292        2,612          608         24,512
                                              -------     --------     --------       --------
    Elimination of intercompany sales.....       (423)          --           --           (423)
                                              -------     --------     --------       --------
    Total revenue.........................     20,869        2,612          608         24,089
                                              -------     --------     --------       --------
    Write-offs and write-downs of lottery
      service agreements..................     (5,663)      (3,000)      (8,781)       (17,444)
                                              -------     --------     --------       --------
    Net income (loss).....................    (10,700)      (3,084)      (8,836)       (22,620)
                                              =======     ========     ========       ========
    Identifiable assets...................    $27,952     $  2,322     $  1,614       $ 31,888
                                              =======     ========     ========       ========

 6. LEASES

     The Company leases its facilities under operating lease agreements which expire at various dates through October 2000. Certain lease agreements provide for increases in minimum annual rent based on increases in various market indices. Also, the Company has the option to renew the lease on its U.S. facility for one additional ten year term. Rent expense for the years ended December 31, 1996, 1995, and 1994 was $605 thousand, $674 thousand and $551 thousand, respectively.

     Minimum future obligations for these leases are as follows (in thousands):
1997 -- $632; 1998 -- $533; 1999 -- $524; 2000 -- $271, and 2001 -- $13.

 7.  INCOME TAXES

     The provision for income taxes of $92 thousand in 1996 and $144 thousand in 1994 relate to income earned by the Company's Australian subsidiary.

     The following is a reconciliation of the actual tax provision to the expected tax benefit computed by adding the statutory federal income tax rate to the loss before provision for income taxes (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                        -------     -------     -------
        Expected federal income tax (credit) at
          statutory rate............................    $(1,892)    $(4,715)    $(7,642)
        U.S. and foreign net operating losses -- no
          benefit...................................      1,892       4,715       7,642
        Other, net..................................         92          --         144
                                                        -------     -------     -------
        Total.......................................    $    92          --     $   144
                                                        =======     =======     =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Deferred tax liabilities:
          Computer software costs..............................  $    310     $    225
                                                                 --------     --------
             Total deferred tax liabilities....................       310          225
        Deferred tax assets:
          Installment sale PNG.................................     1,209        1,575
          Reserves against investment in lottery service
             agreements........................................     1,401          235
          Reserves and accruals................................     1,514        1,045
          Rent expense.........................................       177          160
          Employee benefits....................................        88          130
          Patent expense.......................................        31           35
          Net operating loss and credit carryforwards..........    17,589       12,120
          Other................................................        29           18
                                                                 --------     --------
             Total deferred tax assets.........................    22,038       15,318
        Net deferred tax assets................................    21,728       15,093
        Valuation allowance....................................   (21,728)     (15,093)
                                                                 --------     --------
        Net deferred taxes.....................................  $      -     $      -
                                                                 ========     ========

     The Company has Federal and California net operating losses of approximately $46 million and $21 million, respectively, which will begin to expire in 1998 unless previously utilized. The difference between the Federal and California net operating loss carryforwards relates primarily to California's statutory 50% annual reduction rule.

     The Company also has Federal general business credit carryforwards of approximately $588 thousand, which begin to expire in 2002.

     Pursuant to the Tax Reform Act of 1986, use of the Company's business credit and net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50%, as defined, occurs within any three year period. Management believes such a change in ownership has not occurred.

 8.  EMPLOYEE STOCK BONUS PLAN

     The Company has an employee stock bonus plan, commonly referred to as a 401(k) plan, qualified under the Internal Revenue Code, in which all eligible employees, as defined in the Internal Revenue Code, may elect to participate. Under the Plan, employees may voluntarily make tax-deferred contributions of up to 15%
of their compensation to a trust which provides the participant with various investment alternatives. In addition, the Company, at the discretion of the Board of Directors, may contribute an amount for each fiscal year which does not exceed 5% of the annual compensation of all participants in the Plan. Company contributions charged to operations were $82 thousand, $198 thousand and $272 thousand, in 1996, 1995 and 1994, respectively.

 9.  STOCK OPTION PLANS

     The Company has three current employee stock option plans and a directors option plan whereby options to purchase 2.6 million and 240 thousand shares, respectively, of the Company's common stock may be granted. Options granted have 5 to 10 year terms and vest and become fully exercisable 4 to 5 years from the date of grant.

     Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996, respectively: risk-free interest rates of 5.8% - 6.8% and 5.4% - 6.0%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 1.2; and a weighted-average life of the options of 7.2 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying Statement 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma results of operations in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. The Company's pro forma information follows (in thousands, except per share amounts):

                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                 1996           1995
                                                                -------       --------
        Pro forma net loss....................................  $(5,645)      $(13,895)
        Pro forma net loss per share..........................  $ (0.32)      $  (0.83)

     A summary of the Company's stock option activity and related information follows (options in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------------------
                                                   1996                  1995                  1994
                                            -------------------   -------------------   -------------------
                                                      WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                       AVERAGE               AVERAGE               AVERAGE
                                                      EXERCISE              EXERCISE              EXERCISE
                                            OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                            -------   ---------   -------   ---------   -------   ---------
Outstanding -- beginning of year..........   1,325      $7.28      1,351      $7.50      1,287      $7.87
Granted...................................     320      $1.22         75      $2.28        291      $4.45
Exercised.................................      --         --        (12)     $1.87       (132)     $3.09
Cancelled.................................    (144)     $9.86        (89)     $7.16        (95)     $9.24
                                             -----      -----      -----      -----      -----      -----
Outstanding -- end of year................   1,501      $5.74      1,325      $7.28      1,351      $7.50
                                             =====      =====      =====      =====      =====      =====
Exercisable at end of year................   1,007      $6.95        931      $7.35        710      $6.89
                                             =====      =====      =====      =====      =====      =====
Weighted-average fair value of options
  granted during the year.................              $1.22                 $2.28                 $4.45
                                                        =====                 =====                 =====

     Exercise prices for options outstanding as of December 31, 1996 ranged from $1.03 to $15.75. The weighted-average remaining contractual life of those options is approximately 5 years.

     At December 31, 1996, options for 1,073,095 shares were available for future grant and 1.8 million shares of the Company's common stock have been reserved for issuance under all of the Company's stock option plans.

     The following table summarizes information about stock options at December 31, 1996 (shares in thousands):

                                                 OUTSTANDING STOCK OPTIONS      EXERCISABLE STOCK OPTIONS
                                                ---------------------------   ------------------------------
                                                              WEIGHTED-       WEIGHTED-            WEIGHTED-
                                                               AVERAGE         AVERAGE              AVERAGE
                                                              REMAINING       EXERCISE             EXERCISE
           RANGE OF EXERCISE PRICES             SHARES    CONTRACTUAL LIFE      PRICE     SHARES     PRICE
----------------------------------------------  -------   -----------------   ---------   ------   ---------
$ 1.0312 to $ 1.5000..........................     355        8.82 years       $  1.24       34     $  1.38
$ 2.2188 to $ 2.7500..........................     375        2.74 years       $  2.58      343     $  2.61
$ 2.8750 to $ 5.1250..........................     317        4.73 years       $  3.58      245     $  3.72
$ 6.1250 to $11.5000..........................     168        5.32 years       $  9.34      140     $  9.14
$15.7500 to $15.7500..........................     286        4.50 years       $ 15.75      245     $ 15.75
                                                -------   -----------------   ---------   ------   ---------
$1.0312 to $15.7500...........................    1501        5.22 years       $  5.74     1007     $  6.95

10. MCKINNIE & ASSOCIATES

On March 31, 1993, the Company sold its subsidiary, McKinnie & Associates, Inc., to Shreveport Acquisition for cash and a note receivable. As the ultimate collection on the sale was in doubt at the time of the sale, it was recorded under the cost recovery method. During 1996, the remaining book value was received and the Company recorded $691 thousand of gain due to receipts in excess of the basis. Unrecorded gain and interest of $0.6 million will be recognized using the cost recovery method as payments are received.

11. LITIGATION

In 1994, shareholders of the Company filed class action lawsuits against the Company and several of its officers and directors. Those actions were consolidated in the United States District Court for the Southern District of California. Plaintiffs contended that during the class period (June 22, 1993 through June 21, 1994) the Company and the individual defendants made a series of public statements that failed to disclose adverse information about the Company's lottery service contracts, that these purported nondisclosures artificially inflated the price of the Company's stock and that those purchasers who acquired their shares in reliance on the integrity of the market suffered damages as a result. On June 17, 1996, the court entered a judgment of a cash payment to the class shareholders and 1.2 million shares of authorized but unissued common stock of the Company, of which, 360 thousand shares were issued in September 1996 and 840 thousand shares will be issued in 1997. Such shares are reserved for issuance as of December 31, 1996 and were included in the calculation of earnings per share for the year ended December 31, 1996. The estimated settlement was accrued as of September 30, 1995 and an adjustment of approximately $1.2 million was recorded during the three months ended June 30, 1996 to reduce the accrual to the actual settlement amount, valued as of the judgment date.

     In November 1995, Mr. James Walters, the former chairman and president of the Company, filed an action in the San Diego County Superior Court against the Company, its current president, Frederick A. Brunn, a publishing company and an author alleging that certain statements in a magazine article were slander per se by ILTS and Brunn and libel by the publishing company and the author, and that Mr. Walters suffered an invasion of privacy by all defendants. In addition, Walters alleged that erroneous information in the Company's 1995 Proxy Statement resulted in two other magazine articles publishing allegedly incorrect information. Mr. Walters seeks general and special damages of $9 million and punitive damages. On November 1, 1996, the San Diego County Superior Court entered a summary judgment in favor of the Company. Mr. Walters has filed a notice of appeal with the California appellate court. Management, based on the advice of counsel, believes that the outcome of this case will not result in any liability to the Company. Accordingly, no provision for any liability that may result has been included in the consolidated financial statements.

     The Company is also subject to other legal proceedings and claims that arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

             INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.(TM)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1997            1996
                                                                       -------------   ------------
                                                                        (UNAUDITED)       (NOTE)
                                                                          (THOUSANDS OF DOLLARS)
Current assets:
  Cash and cash equivalents..........................................    $   3,945       $  5,387
  Accounts receivable, net of allowance..............................        1,047            979
  Costs and estimated earnings in excess of billings on uncompleted
     contracts.......................................................        1,261          2,452
  Inventories, at lower of cost (first-in, first-out method) or
     market..........................................................        3,191          3,018
  Other current assets...............................................          142            142
                                                                         ---------       --------
Total current assets.................................................        9,586         11,978
Equipment, furniture and fixtures, net...............................          879          1,128
Computer software costs, net.........................................          514            688
Other................................................................          110             89
                                                                         ---------       --------
          Total assets...............................................    $  11,089       $ 13,883
                                                                         =========       ========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................    $     634       $    491
  Billings in excess of costs and estimated earnings on uncompleted
     contracts.......................................................          343            161
  Accrued payroll and related taxes..................................          846            893
  Accrued litigation settlement......................................           --          1,680
  Related party liability............................................          233            366
  Other current liabilities..........................................        2,116          1,773
                                                                         ---------       --------
          Total Current Liabilities..................................        4,172          5,364
Shareholders' equity:
  Common shares; no par value: authorized shares
     50,000,000 -- issued and outstanding shares
     18,027,548 (17,176,211 at December 31, 1996)....................       51,103         49,407
  Accumulated deficit................................................      (43,794)       (40,721)
  Foreign currency translation adjustment............................         (392)          (167)
                                                                         ---------       --------
          Total shareholders' equity.................................        6,917          8,519
                                                                         ---------       --------
          Total liabilities and shareholders' equity.................    $  11,089       $ 13,883
                                                                         =========       ========

---------------

Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date.

                               See accompanying notes.

                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.(TM)

             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                           THREE MONTHS           NINE MONTHS
                                                               ENDED                 ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                        -------------------   -------------------
                                                          1997       1996       1997       1996
                                                        --------   --------   --------   --------
                                                         (THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Revenues:
  Sales of products...................................  $  1,185   $  2,887   $  6,312   $ 12,950
  Services............................................       619        663      1,852      1,843
                                                        --------   --------   --------   --------
Total revenues........................................     1,804      3,550      8,164     14,793
Costs of revenues:
  Cost of sales of revenues...........................     1,269      2,293      4,683      9,954
  Cost of services....................................       420        442      1,238      1,280
  Write downs of lottery service projects.............        --      2,693         --      2,693
                                                        --------   --------   --------   --------
Total costs of revenues...............................     1,689      5,428      5,921     13,927
                                                        --------   --------   --------   --------
Gross profit..........................................       115     (1,878)     2,243        866
  Engineering, research and development...............       445        443      1,083      1,141
  Selling, general and administrative.................     1,361      1,803      4,705      4,285
                                                        --------   --------   --------   --------
Loss from operations..................................    (1,691)    (4,124)    (3,545)    (4,560)
Other income, net.....................................       257        600        561      1,211
                                                        --------   --------   --------   --------
Loss before income taxes..............................    (1,434)    (3,524)    (2,984)    (3,349)
Provision for taxes based on income...................        88         50         88        200
                                                        --------   --------   --------   --------
Net loss..............................................  $ (1,522)  $ (3,574)  $ (3,072)  $ (3,549)
                                                        ========   ========   ========   ========
Net loss per share....................................  $  (0.08)  $  (0.20)  $  (0.17)  $  (0.21)
                                                        ========   ========   ========   ========
Number of shares used in computation of net loss per
  share...............................................    18,023     18,016     18,019     17,284
                                                        ========   ========   ========   ========

                            See accompanying notes.

             INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.(TM)

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
                                                                              (THOUSANDS OF
                                                                                DOLLARS)
Cash flows from operating activities:
  Net loss...............................................................  $(3,072)    $(3,549)
Adjustments to reconcile net loss to net cash used for operating activities:
  Depreciation and amortization..........................................      517         485
  Gain on sale of subsidiaries and lottery service operations............       --      (1,126)
  Write down of lottery service agreement................................       --       2,693
Changes in assets and liabilities:
  Accounts receivable....................................................      (68)     (1,299)
  Costs and estimated earnings in excess of billings on uncompleted
     contracts...........................................................    1,191        (311)
  Inventories............................................................      (86)      3,274
  Accounts payable.......................................................      143         415
  Billings in excess of costs and estimated earnings on uncompleted
     contacts............................................................      182         (83)
  Accrued payroll and related taxes......................................      (47)        437
  Other..................................................................     (318)     (1,727)
                                                                           -------     -------
          Net cash used by operating activities..........................   (1,558)       (791)
                                                                           -------     -------
Cash flows from investing activities:
  Lottery service agreement sale proceeds and advance repayments.........      339         675
  Additions to equipment.................................................      (97)       (266)
  Additions to computer software costs...................................       --        (221)
  Proceeds from sale of subsidiary.......................................      120         396
  Other..................................................................      (21)        (77)
                                                                           -------     -------
          Net cash provided by investing activities......................      341         507
                                                                           -------     -------
Effect of exchange rate changes on cash..................................     (225)         84
                                                                           -------     -------
Decrease in cash and cash equivalents....................................   (1,442)       (200)
Cash and cash equivalents at beginning of period.........................    5,387       3,904
                                                                           -------     -------
Cash and cash equivalents at end of period...............................  $ 3,945     $ 3,704
                                                                           =======     =======

                            See accompanying notes.

             INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.(TM)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1997
                             (THOUSANDS OF DOLLARS)

     1. The accompanying condensed consolidated financial statements have been prepared without audit (except for the balance sheet information as of December 31, 1996) in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring accruals, except for the Registrant's United Kingdom lottery provision in 1996 -- discussed in Note 4), considered necessary for a fair presentation have been included.

     The accompanying condensed consolidated financial statements do not include certain footnotes and financial presentations normally required under generally accepted accounting principles and, therefore, should be read in conjunction with the audited financial statements incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 1996 from the Registrant's Annual Report to Shareholders for the year ended December 31, 1996.

     The Registrant's consolidated financial statements for the year ended December 31, 1996 and the nine months ended September 30, 1997 were prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Registrant incurred net losses of $22.6 million, $13.9 million and $5.5 million in 1994, 1995 and 1996, respectively, while revenues decreased from $24.1 million in 1994 to $16.6 million in 1996. During the nine months ended September 30, 1997, revenues were $8.2 million and the Registrant incurred a net loss of $3.1 million. The Registrant is largely dependent upon significant contracts for its revenue, which typically include a deposit upon contract signing and up to 3 months lead- time before delivery of hardware begins. At September 30, 1997, the Registrant has a backlog of $6.1 million, of which $2.2 million is scheduled for completion by the end of this year, compared to a backlog of $1.7 million at December 31, 1996.

     At September 30, 1997, the Registrant had working capital of $5.4 million. Management recognizes that the Registrant must recover its investment in existing contracts and generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions which would generate sufficient resources to assure continuation of the Registrant's operations.

     Management anticipates that it will be successful in recovering its investment in existing contracts and obtaining sufficient contracts to enable the Registrant to continue normal operations; however, no assurances can be given that the Registrant will be successful in realizing sufficient new contract revenues or obtaining additional financing. If the Registrant is unable to recover its investment in existing contracts, obtain sufficient new contract revenue or financing, management will be required to reduce the Registrant's operations. On March 24, 1997, the Registrant's largest shareholder, Berjaya Lottery Management (Berjaya), agreed to provide a line of credit of up to $2.0 million to meet the Registrant's cash needs through at least January 1998. In addition, Berjaya agreed that if the Registrant is declared in default of its contract with The Revenue Markets Inc. (TRMI), with respect to TRMI's contract with the New York State Thruway Association (NYSTA), and if TRMI collects the performance bond proceeds of $2.7 million from the surety and the surety obtains a judgment against the Registrant for such proceeds, Berjaya will make available to the Registrant the funds necessary to pay such judgment if such judgment would render the Registrant unable to continue its operations. The Registrant's ability to continue its on-going operations on a long-term basis is dependent upon its ability to recover its investment in existing contracts, obtain additional financing, secure additional new contracts, and ultimately achieve a sustainable level of profit from operations.

     2. The results of operations for the interim periods shown in this report are not necessarily indicative of the results to be expected for the full year.

             INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.(TM)

                               SEPTEMBER 30, 1997
                             (THOUSANDS OF DOLLARS)

     3. Inventories -- The inventory balance at September 30, 1997 is composed entirely of raw materials and work in process totaling $3.2 million. The inventory balance at December 31, 1996 is composed of raw materials and work in process totaling $3.0 million.

     4. The 1996 third quarter operating costs and expenses include a $2,693 charge to reflect a reserve provided by the Registrant for its United Kingdom lottery system project. The reserve was established after an affiliate of the customer was unable to obtain the additional funding necessary for the project start-up and on-going operations. At this time, the customer has not indicated when a start-up may occur. The amount of the charge approximates the Registrant's tangible investment, previously carried on the balance sheet as "Investment in Lottery Service Contracts."

     5. The Registrant is obligated under a $2.8 million contract with TRMI to supply ticket handling equipment for the NYSTA.

     The Registrant has $1.1 million recorded as costs and estimated earnings in excess of billings on uncompleted contracts and $541 thousand in inventory specific to this project. The Registrant has accrued and recognized the entire estimated loss of $1.1 million on the contract and does not expect to realize any losses beyond amounts accrued at September 30, 1997.

     TRMI notified the Registrant of NYSTA's acceptance of the terminal design. Delivery of production terminals is expected to begin in December 1997. Payments aggregating $2.0 million under the contract are expected to be received from TRMI in 1998.

     6. In March 1993, the Registrant sold all interests in its subsidiary, McKinnie & Associates Inc. to Shreveport Acquisition for cash and a note. The Registrant is accounting for the sale under the cost recovery method. At September 30, 1997, the Registrant's basis in this asset is zero and all future payments received will be recognized as a gain upon receipt.

     During the nine months ended September 30, 1997 and 1996, payments aggregating $120 and $660 respectively, were received and recognized as other income. At September 30, 1997, future payments expected to be received aggregate approximately $531.

     7. In July 1995, the Registrant sold all interests in its Papua New Guinea lottery operation to the principal shareholders of the lottery licensee for cash and a note. The Registrant is accounting for the sale under the cost recovery method. At September 30, 1997, the Registrant's basis in this asset is zero and all future payments received will be recognized as a gain upon receipt. The installment payments and certain minimum percentage payments are secured by the lottery assets and certain personal guarantees. During the nine months ended September 30, 1997 and 1996, payments aggregating $339 and $446, respectively, were received and recognized as other income. As of September 30, 1997, future payments expected to be received aggregate approximately $780.

     8. On June 17, 1996, the court entered a judgment in the Registrant's shareholders' class action litigation. The judgment required a cash payment and issuance of 1.2 million shares of authorized but unissued common stock of the Registrant. In the third quarter of 1997, the Registrant issued the remaining shares to the class shareholders. Such shares are included in the calculation of earnings per share for the three month and nine month periods ended September 30, 1997 and 1996. The estimated settlement was accrued as of September 30, 1995 and an adjustment of approximately $1.1 million was recorded during the three months ended June 30, 1996 to reduce the accrual to the actual settlement amount, valued as of the judgment date.

             INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.(TM)

                               SEPTEMBER 30, 1997
                             (THOUSANDS OF DOLLARS)

     9. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Registrant will be required to change the method currently used to compute earnings per share and to restate all prior periods presented. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. Basic and fully diluted earnings per share pursuant to the requirements of Statement 128 are equal to earnings per share as reported in the accompanying consolidated statements of operations.

                                                                      APPENDIX A

                    CERTIFICATE OF AMENDMENT OF ARTICLES OF
                                INCORPORATION OF
               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                            A CALIFORNIA CORPORATION

M. Mark Michalko and Lawrence E. Logue certify that:

     1. They are the President and Secretary of International Lottery & Totalizator Systems, Inc., a California corporation.

     2. The Articles of Incorporation of said corporation shall be amended by revising Article Four to read as follows:

          "FOUR: This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock," and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The authorized number of shares of Common Stock is 50,000,000 and the authorized number of shares of Preferred Stock is 20,000,000.

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, privileges, designations, preferences and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares is 18,027,548. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:             , 1997

                                          --------------------------------------
                                          M. Mark Michalko, President

                                          --------------------------------------
                                          Lawrence E. Logue, Secretary